Exhibit 99.3
XATA Corporation
and
Turnpike Global Technologies
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
On December 4, 2009, the Company acquired all of the outstanding equity of Turnpike Global Technologies, Inc. and all membership interest in Turnpike Global Technologies LLC (combined “Turnpike”) for a total purchase price consisting of $10.0 million in cash and 833,333 shares of common stock of the Company. The issuance of common shares is contingent on the approval by the shareholders at the Annual Meeting. Additionally, the Company has committed to pay out up to an additional 2,500,000 shares of common stock subject to shareholder approval at the Annual Meeting and achievement of Turnpike of certain performance goals for 2010, 2011, and 2012 fiscal years. If shareholder approval of the issuances described above is not obtained, the Company will instead be required to satisfy any such obligation in cash assuming a per share value of $3.00 for the common stock of the Company.
Turnpike’s RouteTracker products allow us to continue our growth strategy by expanding our addressable market to include small and medium-size fleets in North America and key vertical markets, such as Less Than Truckload (LTL), and the automation of fuel tax reporting.
In connection with financing the acquisition of Turnpike, the Company issued convertible debt totaling $30.2 million. The convertible debt will be converted into 10,066,667 shares of Series G preferred stock and 3,020,000 warrants to purchase common shares subject to shareholder approval at the Annual Meeting. The convertible debt carries an interest rate of 14% per annum and the principal and interest are due on November 1, 2010, if not converted prior to such date. The Company used proceeds of the convertible debt towards the purchase of Turnpike, to pay off the term loan with PFG of $8.0 million and to pay a litigation settlement. The remaining proceeds will be utilized in working capital needs and future growth.
Considering the degree of certainty of the required shareholder approvals and conversion of the convertible debt instruments into shares of Series G Preferred Stock and warrants, the Company applied equity treatment to this convertible debt and the shares to be issued to the sellers of Turnpike as of the date of the transaction for purposes of this pro forma financial information.
The Company has hired a third-party independent valuation firm to assist in determining the fair value of the assets acquired and liabilities assumed, including identifying the value of intangible assets that existed at the date of the acquisition of Turnpike. Under the purchase method of accounting, the total estimated consideration as shown in the table below is allocated to Turnpike’s tangible and intangible assets and liabilities based on their estimated fair values as of September 30, 2009 for purposes of illustrating the unaudited pro forma consolidated balance sheet. The estimated consideration is allocated as follows (in thousands):

Cash		$10,000
Stock		2,500
Earn-Out (1)		6,300

Total purchase price		$18,800

Cash	$320
Accounts receivable, less allowances for doubtful accounts	960
Inventories	66
Prepaid expenses	3
Equipment and leasehold improvements, net	1,485
Accounts payable	(345)
Accrued expenses	(905)
Capital lease obligations	(1,741)

Net liabilities		(157)
Acquired customer contracts and other intangible assets, net		6,500
Goodwill		12,457

Total		$18,800

(1)	Earn-out potential of an additional 833,333 shares of common stock after the end of each of the 2010, 2011, and 2012 fiscal years. The amount was calculated using the estimated fair market value on the date of acquisition based on stock price and estimated probability of earn-out target achievements.
The excess of the total purchase price over preliminary fair values of all identifiable assets acquired, net of liabilities assumed, amounted to $18,957,000 of which $12,457,000 was allocated to goodwill and $6,500,000 to intangible assets pending the final valuation being performed by an independent third-party valuation firm.
The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances and which are expected to have a continuing effect on the consolidated results. A final determination of fair values relating to the Turnpike acquisition may differ from the preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible assets of Turnpike that exist as of the date of the completion of the acquisition. The final valuation will change the allocations of the purchase price, which will affect the fair value assigned to the assets and liabilities and will result in a change to the unaudited pro forma consolidated financial statements data.
The following unaudited pro forma consolidated financial statements are presented to illustrate the estimated effects of the Company’s equity raise and acquisition of Turnpike on the Company’s historical financial position and its results of operations. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The Company made pro forma adjustments to the historical consolidated financial statements to give effect to events that are related to the equity raise or are directly attributable to the acquisition, are expected to have a continuing impact on the consolidated results, and can be reasonably estimated. The Company has excluded estimated direct cost of the acquisition of approximately $850,000 from the pro forma adjustments.
The unaudited pro forma consolidated statement of operations for the year ended September 30, 2009 assume that the equity raise, debt pay offs, acquisition of Turnpike, shareholder approval, and conversion of the convertible debt all occurred as of October 1, 2008. The unaudited pro forma consolidated balance sheet as of September 30,

2009 assumes that the equity raise, debt pay offs, acquisition of Turnpike, shareholder approval, and conversion of the convertible debt all occurred as of September 30, 2009.
The Company has derived its historical financial data for the year ended September 30, 2009 from its audited financial statements included in its Annual Report on Form 10-K for the year ended September 30, 2009. The Company has derived Turnpike’s historical financial data for the year ended September 30, 2009 from the audited financial statements included in this Form 8-K/A.
The unaudited pro forma consolidated financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations actually would have been if the events described above occurred as of the dates indicated or what such financial position or results would be for any future periods.
The unaudited pro forma consolidated financial information should be read in conjunction with the:
•	Accompanying Notes to Unaudited Pro Forma Consolidated Financial Information included herein;

•	XATA Corporation’s historical consolidated financial statements and notes included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009; and

•	Turnpike’s historical audited combined financial statements and notes included herein.

XATA Corporation and Turnpike Global Technologies
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended September 30, 2009
(in thousands, except per share amounts)

			Pro Forma		Pro Forma		XATA and
			Adjustment —		Adjustment —		Turnpike
	XATA	Turnpike	Equity Raise		Acquisition		Consolidated

Revenue	$65,325	$5,565					$70,890

Costs and expenses
Cost of goods sold	36,140	2,440					38,580
Selling, general and administrative	24,236	2,828			895	(A)(B)	27,959
Research and development	5,507	406					5,913

Total costs and expenses	65,883	5,674	—		895		72,452

Operating loss	(558)	(109)	—		(895)		(1,562)
Interest income	112	—					112
Interest expense	(1,621)	(308)	823	(D)	51	(C)	(1,055)
Other income (expense)	—	8					8

Loss before income taxes	(2,067)	(409)	823		(844)		(2,497)
Income tax expense	(35)	—					(35)

Net loss	(2,102)	(409)	823		(844)		(2,532)

Preferred stock dividends	(200)	—					(200)
Preferred stock deemed dividends	(525)	—	(1,654	)(E)			(2,179)

Net loss to common shareholders	$(2,827)	$(409)	$(831)		$(844)		$(4,911)

Net loss per common share — basic and diluted	$(0.33)						$(0.52)

Weighted average common and common share equivalents
Basic and Diluted	8,551						9,385

See notes to unaudited pro forma consolidated financial information

XATA Corporation and Turnpike Global Technologies
Unaudited Pro Forma Consolidated Balance Sheets
As of September 30, 2009
(in thousands)

			Pro Forma		Pro Forma			XATA and
			Adjustment —		Adjustment —			Turnpike
	XATA	Turnpike	Equity Raise		Acquisition		Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$3,440	$320	$19,961	(F)(G)(H)	$(11,382	)(I)(J)(Q)		$12,339
Accounts receivable, net	9,323	960						10,283
Inventories	4,104	66						4,170
Deferred product costs	2,060	—						2,060
Current portion of investment in sales-type leases	281	—						281
Prepaid expenses and other current assets	783	3						786

Total current assets	19,991	1,349	19,961		(11,382)		—	29,919

Equipment and leasehold improvements, net	3,980	1,485						5,465
Intangible assets, net	10,725	4			6,496	(L)(P)		17,225
Goodwill	3,011	—			12,458	(P)(R)		15,469
Investment in Turnpike	—	—			18,800	(I)	(18,800)	—
Deferred product costs, net of current portion	2,470	—						2,470
Deferred software costs	—	93			(93	)(K)		—
Investment in sales-type leases, net of current portion	29	—						29
Debt financing costs, net	458	—	(458	)(G)				—

Total assets	$40,664	$2,931	$19,503		$26,279		$(18,800)	$70,577

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term obligations	$84	$1,549			$(330	)(M)		$1,303
Accounts payable	5,366	346						5,712
Accrued expenses	5,914	859	(1,239	)(G)(H)	(507	)(M)(N)		5,027
Deferred revenue	5,280	—						5,280

Total current liabilities	16,644	2,754	(1,239)		(837)		—	17,322

Long-term obligations, net of current portion	8,534	609	(8,500	)(G)	(84	)(M)		559
Deferred revenue, net of current portion	6,101	—						6,101
Other long-term liabilities	820	—						820

Total liabilities	32,099	3,363	(9,739)		(921)		—	24,802

Shareholders’ equity
Preferred stock, no par, 10,000 shares authorized:
Series B, 4% convertible, 2,250 shares designated; 2,004 shares issued and outstanding at September 30, 2009	4,790	—						4,790
Series C, convertible, 1,400 shares designated; 1,269 shares issued and outstanding at September 30, 2009	4,426	—						4,426
Series D, convertible, 1,600 shares designated; 1,567 shares issued and outstanding at September 30, 2009	5,279	—						5,279
Series F, convertible, 1,400 shares designated; 1,356 shares issued and outstanding at September 30, 2009	2,365	—						2,365
Series G, convertible, 10,100 shares designated (S); 10,067 shares issued and outstanding at September 30, 2009	—	—	26,094	(F)				26,094
Redeemable Series A Preferred Stock	—	1,161			(1,161	)(O)		—
Common stock, par value $0.01 per share; 25,000 shares authorized; shares issued and outstanding: 8,789 at September 30, 2009	88	1			7	(I)(O)		96
Contingent common stock not yet issued	—	—			6,300	(I)		6,300
Capital — Turnpike Holdings	—	1			(1	)(O)		—
Turnpike — Capital	—	—			18,800	(I)(N)(P)	(18,800)	—
Additional paid-in capital	32,536	801	5,260	(F)	1,691	(I)(O)		40,288
Accumulated deficit	(40,919)	(2,312)	(2,112	)(F)(G)	1,480	(J)(O)(P)		(43,863)
Accumulated other comprehensive liss	—	(84)			84	(O)		—

Total shareholders’ equity	8,565	(432)	29,242		27,200		(18,800)	45,775

Total liabilities and shareholders’ equity	$40,664	$2,931	$19,503		$26,279		$(18,800)	$70,577

See notes to unaudited pro forma consolidated financial information

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
The following is a description of pro forma adjustments reflected in the unaudited pro forma consolidated statements of operations (in thousands). Where appropriate, Turnpike financial statement categories have been modified to conform to XATA Corporation’s external reporting format.
(A)	Adjustment to selling, general and administrative expense reflects an increase of $959 in amortization expense from intangible assets related to the allocation of purchase price. The Company anticipates useful lives of six to ten years depending on the intangible asset.

(B)	Adjustment to selling, general and administrative expense reflects a decrease of $64 in amortization expense from deferred software costs written off as of October 1, 2008.

(C)	Adjustment to interest expense reflects a decrease in interest expense of $51 related to the reduction in Turnpike’s debt in connection with the acquisition.

(D)	Adjustment to interest expense reflects a decrease in interest payments of $1,281 offset by the write off of $458 of prepaid financing fees. These items relate to the pay off of the $8,000 PFG term loan and $8,223 SVB line of credit on October 1, 2008.

(E)	Adjustment to preferred stock deemed dividends to reflect the beneficial conversion related to the issuance of the Series G preferred stock and related warrants.
The following is a description of pro forma adjustments reflected in the unaudited pro forma consolidated balance sheet (in thousands). Where appropriate, Turnpike financial statement categories have been modified to conform to XATA Corporation’s external reporting format.
(F)	Represents the equity raise of $30,200 for the issuance of Series G preferred stock and related warrants. In connection with the equity raise, the Company allocated $26,533 to the value of the Series G preferred stock and $3,667 to the value of the warrants. The Company recorded an estimated $500 in deal costs against these values. The Company also recorded a beneficial conversion of $1,654.

(G)	Reflects the Company’s pay off of the $500 SVB line of credit and the $8,000 term loan with Partners for Growth II, L.P., plus $97 of accrued interest. In connection with the pay off, the Company expensed the remaining $458 of prepaid financing fees.

(H)	Reflects the payment of patent litigation settlement plus estimated legal fees of $1,142.

(I)	Represents payment of cash, issuance of common stock, and contingent earn-out related to the acquisition of Turnpike.

(J)	Reflects the costs incurred related to the Turnpike acquisition.

(K)	Represents the elimination of Turnpike’s deferred software costs of $93.

(L)	Represents the elimination of Turnpike’s net intangible assets of $4.

(M)	Reflects the pay off of certain debt obligations of Turnpike.

(N)	Reflects the payment of patent litigation settlement of $500.

(O)	Represents the elimination of stockholder’s equity (deficit) in Turnpike.

(P)	Reflects the establishment of goodwill and intangible assets based on the preliminary allocation of purchase price.

(Q)	Represents the estimated payment of the working capital adjustment of $551.

(R)	Represents the excess of purchase price over the fair value of identified net tangible and intangible assets.

(S)	To be increased to the extent necessary to effect conversion of the Senior Mandatorily Convertible Promissory Notes issued by the Company to certain investors in an aggregate principal amount of $30,200 (the “Notes”) into shares of Series G Preferred Stock in accordance with the terms of the Notes.